Exhibit 3.1
THE COMPANIES LAW
A PRIVATE COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
MELLANOX TECHNOLOGIES, LTD.
* * * *
PRELIMINARY
1. Company Name.
     The name of the Company is “Mellanox Technologies, Ltd.” (the “Company”).
2. Definitions.
     2.1 In these Articles, each of the following terms shall have the respective meaning appearing next to it, if not inconsistent with the subject or context.

“Articles” -	These Articles of Association, as amended from time to time.

“BVP”	Bessemer Venture Partners, and its affiliates.

“Companies Law” -	The Israeli Companies Law 5759 — 1999.

“Founders” -	Eyal Waldman, Roni Ashuri, Shai Cohen, Michael Kagan, Evelyn Landsman, Shimon Rotenberg, Eitan Zehavi, Udi Katz and Alon Webman.

“Original Issue Date” -	With respect to Series A Preferred, the first date on which Series A Preferred Shares were issued; with respect to Series B Preferred, the first date on which Series B Preferred Shares were issued; with respect to Series C Preferred, the first date on which Series C Preferred Shares were issued; and with respect to Series D Redeemable Preferred, the first date on which Series D Redeemable Preferred Shares were issued.

“Original Issue Price” -	With respect to Series A Preferred, an amount equal to US$1.00 per share (as adjusted to reflect the 2-for-1 share distribution as of May 17, 2000); with respect to Series B Preferred, an amount equal to US$6.61 per share (as adjusted to reflect the 2-for-1 share distribution as of May 17, 2000); with respect to Series C Preferred, an amount equal to US$7.41 per share; and with respect to Series D Redeemable Preferred, an amount equal to US$6.61 per share.

“Preferred Shares” or “Preferred” -	The Company’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Redeemable Preferred Shares.

“Shareholders Register” -	The Shareholders Register that must be maintained pursuant to Section 127 of the Companies Law and, if the Company maintains one or more branch registers, refers also to all such branch registers.

“Year” and “Month” -	A Gregorian month or year.
          2.2 Any capitalized term used but not otherwise defined in these Articles shall have the meaning ascribed to it in the Companies Law.
     3. Private Company.
          3.1 The Company is a private company, and accordingly:
               3.1.1 The number of shareholders of the Company at any time (other than employees or former employees of the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one shareholder for purposes of this Article.
               3.1.2 The Company may not offer its securities to the public.
               3.1.3 The right to transfer shares of the Company is restricted as provided in these Articles.
     3A. Limited Liability
     The liability of the Shareholders for the indebtedness of the Company shall be limited as follows:
     (a) If the shares of the Company have a nominal value, the liability of each Shareholder for the indebtedness of the Company is limited to payment of the nominal value of the shares of that shareholder.
     (b) If at any time the Company shall issue shares with no nominal value, the liability of the shareholders shall be limited to payment of the amount which the Shareholders should have paid to the Company in the respect of each share according to the conditions of issue.

SHARE CAPITAL
     4. Share Capital.
          4.1 The authorized share capital of the Company is NIS 687,515 divided into two classes of shares:
               (a) 23,751,500 Preferred Shares of nominal value NIS 0.01 each; consisting of (i) 8,000,000 Series A Preferred Shares (“Series A Preferred”), of which 5,000,000 shares shall be Series A-1 Preferred (“Series A-1 Preferred”) and 3,000,000 of which shall be Series A-2 Preferred (“Series A-2 Preferred”); (ii) 4,000,000 Series B Preferred Shares (“Series B Preferred”), of which 3,000,000 shares shall be Series B-1 Preferred (“Series B-1 Preferred”) and 1,000,000 of which shall be Series B-2 Preferred (“Series B-2 Preferred”); (iii) 405,000 Series C Preferred Shares (“Series C Preferred”); and (iv) 11,346,500 Series D Redeemable Preferred Shares (“Series D Redeemable Preferred”).
               (b) 45,000,000 Ordinary Shares of nominal value NIS 0.01 each; (“Ordinary Shares”).
          4.2 The Preferred Shares shall have the rights, preference, privileges and restrictions granted to and imposed on Preferred Shares as may be specifically indicated herein and/or as the context may so reasonably require. The Ordinary Shares shall have all residual rights not specifically associated with the Preferred Shares.
     5. The Preferred Shares.
          5.1 Dividend Provisions
               5.1.1 The holders of Series D Redeemable Preferred shall be entitled to receive dividends in preference to any dividend on the Series A Preferred, Series B Preferred, Series C Preferred and Ordinary Shares at an annual rate equal to 7% of their Original Issue Price. Thereafter, holders of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive dividends in preference to any dividend on the Ordinary Shares at an annual rate equal to 7% of their respective Original Issue Prices. Such dividends on the Preferred Shares will be non-cumulative and will be paid only when and if declared by the Board of Directors, or the shareholders of the Company in its General Meeting as the case may be, out of any assets legally available. After payment of such dividends to the holders of Preferred Shares, any additional dividends declared shall be distributed among all holders of Series D Redeemable Preferred and Ordinary Shares in proportion to the number of Ordinary Shares that would be held by each such holder if Series D Redeemable Preferred was converted into Ordinary Shares at the then effective Conversion Price (as defined in subarticles 5.3.3 and 5.3.4 below).
          5.2 Liquidation Preference
               5.2.1 In the event of (i) any dissolution of the Company, followed by the liquidation and winding up of the Company, (ii) any liquidation or winding up of the company as a result of any bankruptcy, reorganization or similar proceedings, (iii) any foreclosure by creditors of substantially all of the assets of, or equity interests in the Company, or (iv) any deemed liquidation, dissolution or winding up of the Company pursuant to subarticle 5.2.4 (each a “Liquidation Transaction”), (a) the holders of Series D Redeemable Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred, Series B Preferred, Series C Preferred and Ordinary Shares, by reason of their ownership thereof, an amount per share equal to the equivalent in U.S. dollars of one and one half (1.5) times the Original Issue Price of the Series D Redeemable Preferred (subject to adjustment for stock splits, stock dividends, reclassifications and like events), plus all declared but unpaid dividends; then (b) the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Redeemable Preferred, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Ordinary Shares by reason of their ownership thereof, an amount per share equal to the equivalent in U.S. dollars of their respective Original Issue Prices (subject to adjustment for stock splits, stock dividends, reclassifications and like events), plus all declared but unpaid dividends; then (c) the amounts remaining shall be distributed to the holders of Series A Preferred, Series B Preferred, Series C Preferred and Ordinary Shares, in proportion to the number of Ordinary Shares that would be held by each such holder if the Preferred Shares were converted into Ordinary Shares at the then effective Conversion Prices, until such time as the holders of Series A Preferred, Series B Preferred and Series C Preferred have received (including all distributions described in subarticle 5.2.1(b) above) an amount per share equal to the equivalent in U.S. dollars of two (2) times their respective Original Issue Prices (subject to adjustment for stock splits, stock dividends, reclassifications and like events), plus all declared but unpaid dividends (all such payments to holders of Preferred Shares and Ordinary Shares hereinafter defined as “Liquidation Preferences”).
               5.2.2 Insufficient Funds and Assets.
                    5.2.2.1 If the assets and funds distributed to the holders of the Series D Redeemable Preferred shall be insufficient to permit payment to such holders of the amount per share equal to the amount set forth in subarticle 5.2.1(a), then the entire assets or property of the Company legally available for distribution shall be distributed ratably to the holders of the Series D Redeemable Preferred.
                    5.2.2.2 After the distribution of the full amount described in subarticle 5.2.1(a), if the assets and funds distributed to the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Redeemable Preferred, shall be insufficient to permit payment to such holders of the amount per share equal to the amounts set forth in subarticle 5.2.1(b), then the remaining assets or property of the Company legally available for distribution shall be distributed ratably to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Redeemable Preferred, in the same proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to subarticle 5.2.1(b).
               5.2.3 After payment to the holders of the Preferred Shares in the full amounts set forth in subarticle 5.2.1, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of Ordinary Shares in proportion to the Ordinary Shares then held by them. Nothing in this Article 5.2 shall prevent any holder of Preferred Shares from converting such shares into Ordinary Shares pursuant to the rights described in Article 5.3.

               5.2.4 For purposes of Article 5.2, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (i) the sale of all or substantially all of the assets of the Company or (ii) the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring corporation, or its subsidiary, unless the shareholders of the Company immediately prior to such transaction hold at least 50% of voting power of the surviving corporation or its parent in such a transaction.
          5.3 Conversion
     The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):
               5.3.1 Right to Convert; Automatic Conversion
                    5.3.1.1 Subject to subarticle 5.3.3, each Preferred Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of fully paid and nonassessable Ordinary Shares of the Company as is determined by dividing the applicable Original Issue Price for such share by the Conversion Price at the time in effect for such share. The initial Conversion Price per Series A Preferred Share shall be the Original Issue Price of such Series A Preferred Share, the initial Conversion Price per Series B Preferred Share shall be the Original Issue Price of such Series B Preferred Share, the initial Conversion Price per Series C Preferred Share shall be the Original Issue Price of such Series C Preferred Share, and the initial Conversion Price per Series D Redeemable Preferred Share shall be the Original Issue Price of such Series D Redeemable Preferred Share. The Conversion Prices for the Preferred Shares shall be subject to adjustment as set forth in subarticles 5.3.3 and 5.3.4.
                    5.3.1.2 Each series of Preferred Shares shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such series of Preferred Shares (i) immediately prior to the consummation of the Company’s sale of its Ordinary Shares to the public in an underwritten public offering in which (A) in the case of Series A Preferred, the proceeds to the Company are not less than US$15 million and the offering price to the public per Ordinary Share (prior to underwriting commissions and expenses) is at least three times the Original Issue Price of a Series A Preferred Share (subject to adjustment for share splits, share dividends, reclassifications and like events) (a “Qualified IPO”); and (B) in the case of Series B Preferred, Series C Preferred and Series D Redeemable Preferred, the proceeds to the Company are not less than US$50 million and the offering price to the public per Ordinary Share (prior to underwriting commissions and expenses) is at least $16.53 (subject to adjustment for share splits, share dividends, reclassifications and like events) or (ii) upon the affirmative vote of a majority of the outstanding Series D Redeemable Preferred (including the affirmative vote of BVP, for such time as BVP continues to hold at least 567,500 Series D Redeemable Preferred Shares, as adjusted for stock splits, stock dividends, recapitalizations and the like) in connection with the consummation of (A) the Company’s sale of its Ordinary Shares to the public in an underwritten public offering in which the offering price to the public per Ordinary Share (prior to underwriting commissions and expenses) is less than $16.53 (subject to adjustment for share splits, share dividends, reclassifications and like events), in which case all other classes of Preferred Shares shall also automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such series of

Preferred Shares (the “Series D Elected IPO Conversion”) or (B) a Liquidation Transaction in which the holders of the Series D Redeemable Preferred receive an amount per share less than the total Liquidation Preference to which the holders of Series D Redeemable Preferred are entitled pursuant to subarticle 5.2.1. Notwithstanding the foregoing, the Conversion Price of the Series D Redeemable Preferred shall be adjusted pursuant to Section 5.3.3.6 in connection with a Series D Elected IPO Conversion.
                    5.3.1.3 In addition to any other provision of these Articles governing the conversion of Preferred Shares, each Series A-2 Preferred Share, as the case may be, shall, upon (a) the transfer of such share to a bona fide purchaser unaffiliated with the transferor or (b) immediately prior to the consummation of a Qualified IPO, in each case, unless within 30 days following such event written notice to the contrary is given from the purchaser or holder to the Company, be converted into one fully-paid and nonassessable Series A-1 Preferred Share.
                    5.3.1.4 In addition to any other provision of these Articles governing the conversion of Preferred Shares, each Series B-2 Preferred Share, as the case may be, shall, upon (a) the transfer of such share to a bona fide purchaser unaffiliated with the transferor or (b) immediately prior to the consummation of a Qualified IPO, in each case, unless within 30 days following such event written notice to the contrary is given from the purchaser or holder to the Company, be converted into one fully-paid and nonassessable Series B-1 Preferred Share.
               5.3.2 Mechanics of Conversion
     Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares pursuant to subarticle 5.3.1.1, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice by registered mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for shares of Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an underwritten public offering of securities, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.
               5.3.3 Conversion Price Adjustments of Preferred Shares
     The Conversion Prices of the Preferred Shares shall be subject to adjustment from time to time as follows:

                         5.3.3.1.1 Adjustment of the Conversion Prices for Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares Upon Issuance of Additional Ordinary Shares. In the event that the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to subarticle 5.3.3.1.6) without consideration or for a consideration per share less than the Conversion Price of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as the case may be, in effect on the date of and immediately prior to such issue, then and in such event such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Ordinary Shares so issued would purchase at such Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issue plus the number of such Additional Ordinary Shares so issued; provided however, that, for the purposes of this subarticle 5.3.3.1.1 all Ordinary Shares issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding. “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities. “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Ordinary Shares or Preferred Shares) or other securities convertible into or exchangeable for Ordinary Shares.
                         5.3.3.1.2 Adjustment of the Conversion Price for Series D Redeemable Preferred Shares Upon Issuance of Additional Ordinary Shares. In the event that the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to subarticle 5.3.3.1.6) without consideration or for a consideration per share less than the Conversion Price of Series D Redeemable Preferred Shares in effect on the date of and immediately prior to such issue, then and in such event the Conversion Price of such Series D Redeemable Preferred Shares shall be reduced, concurrently with such issue, to the consideration per share at which such Additional Ordinary Shares are issued.
                         5.3.3.1.3 No adjustments of the Conversion Prices for the Preferred Shares shall be made in an amount less than one cent per share provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Other than as provided in subarticle 5.3.3.1.6, no adjustment of such Conversion Price pursuant to subarticles 5.3.3.1.1 through 5.3.3.1.7 and 5.3.3.6 shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
                         5.3.3.1.4 In the case of the issuance of Additional Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash received therefor after giving effect to any discounts or commissions, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                         5.3.3.1.5 In the case of the issuance of Additional Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined (in good faith) by the Board of Directors.
                         5.3.3.1.6 In the case of the issuance of options to purchase or rights to subscribe for Additional Ordinary Shares, or securities by their terms convertible into or exchangeable for Additional Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Additional Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Additional Ordinary Shares or upon conversion or an exchange of such convertible or exchangeable securities shall be deemed to have been issued at the time full consideration for such options to purchase or securities by their terms convertible into or exchangeable for or rights to subscribe for Additional Ordinary Shares have been paid for at a consideration equal to the consideration (determined in the manner provided in subarticles 5.3.3.1.4 and 5.3.3.1.5), if any, received by the Company upon the issuance of such options or rights or securities plus any additional consideration payable to the Company pursuant to the term of such options or rights or securities (without taking into account potential antidilution adjustments) for the Additional Ordinary Shares covered thereby. In the event of any change in the number of shares of Ordinary Shares deliverable or any increase in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price in effect at the time for Preferred Shares obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Ordinary Shares or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, each Conversion Price in effect at the time for Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Redeemable Preferred Shares, as the case may be, obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of Ordinary Shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Ordinary Shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.
                         5.3.3.1.7 For purposes of subarticle 5.3.3.1 hereof, the consideration for any Additional Ordinary Shares shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Ordinary Shares are issued or deemed to be issued pursuant to subarticle 5.3.3.1.6.

                    5.3.3.2 “Additional Ordinary Shares” shall mean shares of any class issued (or deemed to have been issued pursuant to subarticle 5.3.3.1.6) by the Company after the Original Issue Date other than:
                         5.3.3.2.1 Ordinary Shares issued pursuant to a transaction described in subarticles 5.3.3.3, 5.3.3.4, 5.3.3.5, 5.3.3.6, 5.3.4 or 5.3.5 hereof;
                         5.3.3.2.2 Up to 9,187,972 Ordinary Shares (subject to adjustment for stock splits, stock dividends, reclassifications and like events) or any other securities, in the aggregate, issued pursuant to a share option or other incentive plan or as part of a compensation arrangement to an officer, employee, director or consultant approved by the Board of Directors including, without limitation, the exercise of options outstanding as of the Original Issue Date;
                         5.3.3.2.3 Ordinary Shares issued on conversion of Preferred Shares;
                         5.3.3.2.4 Ordinary Shares issued in the Company’s Qualified IPO;
                         5.3.3.2.5 Ordinary Shares issued to equipment lessors, banks, financial institutions or similar entities, or to strategic partners of the Company, in a transaction approved by a vote of a majority of the directors elected pursuant to Article 39.2.2, 39.2.3 and 39.2.4, the principal purpose of which is other than raising of capital through the sale of equity to securities of the Company.
                    5.3.3.3 Adjustment of Conversion Prices Upon Subdivision or Combination of Ordinary Shares.
     If the Company shall subdivide or combine its Ordinary Shares, the Conversion Prices shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.
                    5.3.3.4 Adjustment of Conversion Prices Upon Share Dividend Declaration.
     If the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (hereinafter referred to as “Ordinary Share Equivalents”), then the Conversion Prices shall be adjusted as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying each Conversion Price in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction, (a) the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents being determined from time to time in the manner provided for deemed issuance in subarticle 5.3.3.1.6) immediately prior to such dividend, and (b) the denominator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents (determined as aforesaid) immediately after such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).
                    5.3.3.5 If the Company at any time shall make a distribution of its assets to the holders of its Ordinary Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends, the holders of Preferred Shares shall, upon exercise of the Conversion Rights, be entitled to receive, in addition to the number of Ordinary Shares receivable thereupon, and without payment of any additional consideration therefor, a sum equal to the amount of such assets as would have been payable to such holder as owner of that number of Ordinary Shares of the Company receivable by exercise of the Conversion Rights had such holder been the holder of record of such Ordinary Shares on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution. Notwithstanding the foregoing, this subarticle 5.3.3.5 shall not apply where an equivalent distribution is declared for the benefit of the Preferred Shares (calculated on the basis of the number of Ordinary Shares into which such Preferred Shares could then be converted) at the same time as the dividend is declared for the Ordinary Shares.
                    5.3.3.6 If the Company at any time shall sell its Ordinary Shares to the public in an underwritten public offering in which the price to the public per Ordinary Share (prior to underwriting commissions and expenses) is less than $16.53 (subject to adjustment for share splits, share dividends, reclassifications and like events) (an “Adjustment IPO”) then the Conversion Price of the Series D Redeemable Preferred in effect immediately prior to such Adjustment IPO shall be adjusted as at the date such Adjustment IPO shall be declared effective to that price determined by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the quotient obtained by dividing (a) the price to the public per Ordinary Share sold by the Company in the Adjustment IPO, by (b) two and one half (2.5); and (ii) the denominator of which is the Conversion Price in effect prior to the adjustment.
               5.3.4 Other Distributions
     In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subarticles 5.3.3.3, 5.3.3.4 or 5.3.3.5 then, in each such case for the purpose of this subarticle 5.3.4, the holders of the Preferred Shares shall be entitled to receive such distribution in respect of their holdings, on an as-converted basis as of the record date for such distribution.
               5.3.5 Recapitalizations
     If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article or Article 5.4), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.
               5.3.6 No Impairment
     The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.
               5.3.7 No Fractional Shares and Certificate as to Adjustments
                    5.3.7.1 No fractional shares shall be issued upon conversion of the Preferred Shares, and the aggregate number of Ordinary Shares to be issued to each converting holder shall be rounded to the nearest whole share.
                    5.3.7.2 Upon the occurrence of each adjustment or readjustment of the Conversion Prices of Preferred Shares pursuant to this Article 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.
               5.3.8 Notices of Record Date
     In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least 15 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
          5.4 Reclassification

               5.4.1 In case of any reclassification or change of outstanding securities issuable upon exercise of the Conversion Rights (other than a change in nominal value, or as a result of a subdivision or combination) including a merger or sale of assets transaction, the Company shall, without payment of any additional consideration therefor, issue to the holders of Preferred Shares new Preferred Shares, as applicable, with the same respective rights, preferences, privileges and restrictions granted to and imposed on the Preferred Shares in these Articles but providing that the holder of the new Preferred Shares shall have the right to exercise the conversion rights granted by such new Preferred Shares and procure upon such exercise of such conversion rights, in lieu of each Ordinary Share theretofore issuable upon exercise of the Conversion Rights of the Preferred Shares, the kind and amount of shares of stock, other securities, money and assets receivable upon such reclassification or change by a holder of one Ordinary Share issuable upon exercise of the Conversion Rights had they been exercised immediately prior to such reclassification or change. The provisions of this subarticle 5.4.1 shall similarly apply to successive reclassifications and changes.
               5.4.2 The Company shall give each holder of record of Preferred Shares written notice of such impending transaction not later than thirty (30) days prior to the shareholders’ meeting called to approve such transaction, or thirty (30) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article 5.4, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) business days after the Company has given the first notice provided for herein or sooner than ten (10) business days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Shares which are entitled to such notice rights or similar notice rights and which represent at least a majority of the voting power of all then outstanding Preferred Shares. The notice required by this subarticle 5.4.2 shall be delivered pursuant to the method set forth in Article 73 hereof.
               5.4.3 The provisions of this Article 5.4 are in addition to the provisions of Article 5.3 and the protective provisions of Article 5.6 hereof.
     Nothing in this Article 5.4 shall prevent the holders of the Preferred Shares from exercising the rights to convert the Preferred Shares into Ordinary Shares prior to the conclusion of a transaction contemplated herein.
          5.5 Voting Rights
     The holder of each share of the Preferred Shares (with the exception of the Series A-2 Preferred Shares and Series B-2 Preferred Shares) shall have the right to one vote for each share of Ordinary Shares into which such Preferred Shares could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Articles of Association of the Company, and shall be entitled to vote, together with holders of Ordinary Shares, with respect to any question upon which holders of Ordinary Shares have the right to vote. Any provision of these

Articles to the contrary notwithstanding, neither the Series A-2 Preferred Shares nor the Series B-2 Preferred Shares will have any voting rights unless, as to a given Series A-2 Preferred Share or Series B-2 Preferred Share, as the case may be, such share is converted in accordance with subarticle 5.3.1.3 or subarticle 5.3.1.4 of these Articles.
          5.6 Specific Voting Provisions
               5.6.1 Notwithstanding any other provision of these Articles to the contrary, prior to the Qualified IPO, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) which approval shall not be unreasonably withheld, of the holders of 67% of the Series A-1 Preferred Shares, Series B-1 Preferred Shares, and Series C Preferred Shares, voting together as a single class:
                    5.6.1.1 increase the number of authorized shares of Preferred Shares;
                    5.6.1.2 authorize, create or issue any shares of any class or series of shares or any other securities convertible into equity securities of the Company, or reclassify any existing shares to equity securities or any of the securities convertible into equity securities, having rights, preferences or privileges senior to the Preferred Shares;
                    5.6.1.3 amend or repeal any provision of, or add any provision to, these Articles, if such action should alter or change the rights, preferences, privileges or restrictions of the Preferred Shares so as to adversely affect such shares (it being understood that the special voting provisions of this subarticle 5.6.1.3 are in lieu of a separate class vote by each of the Series A-1 Preferred Shares, Series B-1 Preferred Shares and Series C Preferred Shares with respect to matters addressed in this subarticle 5.6.1.3);
                    5.6.1.4 except upon termination of employment, take any action resulting in the repurchase or redemption of shares of Ordinary Shares;
                    5.6.1.5 pay any dividends on its Ordinary Shares.
               5.6.2 Notwithstanding any other provision of these Articles to the contrary, prior to the Qualified IPO, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Preferred Shares, voting together as a single class:
                    5.6.2.1 increase the size of the Board of Directors, unless such increase was approved by at least seventy-five percent (75%) of the members of the Board of Directors;
                    5.6.2.2 enter into a transaction that would occasion the sale of all or substantially all of the Company’s assets or the acquisition of this Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the shareholders of the Company hold at least 50% of the voting power of the surviving corporation in such a transaction, unless such transaction was approved by at least seventy-five percent (75%) of the members of the Board of Directors.

               5.6.3 Notwithstanding any other provision of these Articles to the contrary, prior to the Company’s initial public offering meeting the requirements of subarticle 5.3.1.2(i)(B), the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series D Redeemable Preferred Shares, voting together as a separate class (including the affirmative vote of BVP, for such time as BVP continues to hold at least 567,500 Series D Redeemable Preferred Shares, as adjusted for stock splits, stock dividends, recapitalizations and the like, (i) with respect to subarticle 5.6.3.4; and (ii) with respect to subarticle 5.6.3.8 only if the Company enters into a transaction described in subarticle 5.6.3.8 where holders of Series D Redeemable Preferred shall not receive at least two and one half (2.5) times their investment in Series D Redeemable Preferred):
                    5.6.3.1 increase or decrease the size of the Board of Directors.
                    5.6.3.2 increase or decrease of the number of authorized Ordinary Shares or Preferred Shares;
                    5.6.3.3 authorize, create or issue any shares of any class or series of shares or any other securities convertible into equity securities of the Company, or reclassify any existing shares to equity securities or any of the securities convertible into equity securities, having rights, preferences or privileges senior to or on parity with the Series D Redeemable Preferred Shares;
                    5.6.3.4 amend or repeal any provision of, or add any provision to, these Articles;
                    5.6.3.5 alter or change the rights, preferences, privileges or restrictions of the Series D Redeemable Preferred Shares so as to adversely affect such shares;
                    5.6.3.6 except upon termination of employment, take any action resulting in the repurchase or redemption of shares of Ordinary Shares or Preferred Shares, except as set forth in Article 5.7;
                    5.6.3.7 pay any dividends on its Ordinary Shares or Preferred Shares; or
                    5.6.3.8 enter into a transaction that would occasion the sale of all or substantially all of the Company’s assets or the acquisition of this Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the shareholders of the Company hold at least 50% of the voting power of the surviving corporation in such a transaction.
          5.7 Redemption of Series D Redeemable Preferred Shares.
               5.7.1 On or at any time after September 30, 2007 this Company shall, at any time it may lawfully do so, upon receipt of written notice from the holders of a majority of the then outstanding Series D Redeemable Preferred Shares (the “Redemption Call”), redeem in whole and not in part the Series D Redeemable Preferred Stock by paying in cash therefor a sum per share (the

“Redemption Price”) equal to (i) the Original Purchase Price of the Series D Redeemable Preferred Shares, plus (ii) any declared but unpaid dividends upon any date fixed by this Company for redemption of such share (which date shall be no later than one hundred twenty (120) days following receipt of the Redemption Call and shall be referred to herein as a “Redemption Date”). Although such notice may be given by fewer than all of the holders of the outstanding Series D Redeemable Preferred Shares, it shall be binding on all such holders. The Redemption Price shall be paid to the holders of the Series D Redeemable Preferred Shares to be redeemed, and the Series D Redeemable Preferred Shares subject to the Redemption Call shall be redeemed, at the Company’s option, in whole on the Redemption Date or in three equal annual installments (each, a “Redemption Payment”) with the first such Redemption Payment being paid no later than one hundred twenty (120) days following receipt of the Redemption Call and the second and third such Redemption Payments being paid on the first and second anniversaries of the date the first Redemption Payment is paid. Should the Company choose to redeem the Series D Redeemable Preferred Shares in equal annual installments as described above, there shall be a separate Redemption Date for each portion of the Series D Redeemable Preferred Shares redeemed and each such Redemption Date shall coincide with the respective payment date for that portion of the Series D Redeemable Preferred Stock redeemed. Notwithstanding any other provision in this subarticle 5.7.1, Series D Redeemable Preferred Shares not redeemed on any Redemption Date (due to the redemption being accomplished in annual installments, a default in payment of the Redemption Price, or for any other reason) shall remain outstanding for all purposes until duly redeemed and paid for.
               5.7.2 At least thirty (30) but no more than sixty (60) days prior to the date fixed for the first Redemption Payment by this Company relating to the redemption of Series D Redeemable Preferred Shares, written notice shall be mailed, first class, postage prepaid, to each holder of Series D Redeemable Preferred Shares of record at the close of business on the business day next preceding the day on which notice is given at the address last shown on the records of this Company for such holder or given by the holder to this Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of this Company is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the schedule of annual Redemption Payments including all Redemption Dates, the Redemption Price to be paid in respect of Series D Redeemable Preferred Shares as of each Redemption Date, the date on which such holder’s rights to convert such shares into Ordinary Shares terminate and calling upon such holder to surrender to this Company, in the manner and at the place designated, the certificate(s) representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subarticle 5.7.3, on or after each Redemption Date, each holder of Series D Redeemable Preferred Shares to be redeemed shall surrender to this Company the certificate or certificates representing the shares to be redeemed on such Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price in respect of each such share shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed on a particular Redemption Date, a new certificate shall be issued to the holder representing the unredeemed shares.
               5.7.3 From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price or there has been nonpayment for any other reason, all rights of the holders of Series D Redeemable Preferred Shares designated for redemption on such Redemption Date as holders of Series D Redeemable Preferred Shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Company or be deemed to be outstanding for any purpose whatsoever. If the funds of this Company legally available for redemption of Series D Redeemable Preferred Shares on any Redemption Date are insufficient to redeem the total number of Series D Redeemable Preferred Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series D Redeemable Preferred Shares. The shares of Series D Redeemable Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this Company are legally available for the redemption of Series D Redeemable Preferred Shares, such funds will immediately be used to redeem the balance of the shares which this Company has become obligated to redeem on any Redemption Date but which it has not redeemed.
               5.7.4 Three (3) days prior to any Redemption Date, this Company shall deposit the Redemption Price of all outstanding shares of Series D Redeemable Preferred Shares designated for redemption on such Redemption Date, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this Company shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series D Redeemable Preferred Shares to the holders thereof upon surrender of their certificates. Any moneys deposited by this Company pursuant to this subarticle for the redemption of shares which are thereafter converted into Ordinary Shares no later than the close of business on the Redemption Date shall be returned to this Company forthwith upon such conversion. The balance of any moneys deposited by this Company pursuant to this paragraph remaining unclaimed at the expiration of three (3) months following the Redemption Date shall thereafter be returned to this Company, provided that the shareholder to which such moneys would be payable hereunder shall be entitled, upon proof of its ownership of the Series D Redeemable Preferred Shares and payment of any bond requested by this Company, to receive such moneys but without interest from the Redemption Date.
     6. Increase of Authorized Share Capital.
          6.1 Subject to Article 5.6 the Company may, from time to time, by a resolution of the Company’s shareholders, whether or not all the shares then authorized have been issued, and whether or not all the shares issued have been called up for payment, increase its authorized share capital. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, with such rights and preferences and subject to such restrictions, as such shareholders’ resolution shall provide.
          6.2 Subject to Article 5.6 except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increased as aforesaid shall be subject to all the provisions of these Articles which are applicable to shares included in the existing share capital, without regard to class (and, if such new shares are of the same class as a class of shares included in the existing share capital, to all of the provisions that are applicable to shares of such class included in the existing share capital).
     7. Special Rights: Modification of Rights.
          7.1 Subject to Article 5.6 and subject to the provisions of the Memorandum of Association of the Company, and without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by resolution of the Company’s shareholders, provide for shares with such preferred or deferred rights or rights of redemption or other special rights or restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.
               7.1.1 If at any time the share capital is divided into different classes of shares, the rights attached to any class, subject to Article 5.6 and unless otherwise provided by these Articles, may be modified or abrogated by the Company, subject to the consent in writing of the holders of a majority of the issued shares of such class or the sanction of a resolution passed at a separate General Meeting of the holders of the shares of such class.
               7.1.2 The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class; provided, however, that the requisite quorum at any such separate General Meeting shall be one or more shareholders present in person or by proxy and holding not less than 50% of the issued shares of such class.
               7.1.3 Unless otherwise provided by these Articles, the enlargement of an authorized class of shares, or the issuance of additional shares of such a class out of the authorized and unissued share capital, shall not be deemed, for purposes of these Articles 7.1.1-7.1.3 to modify or abrogate the rights attached to previously issued shares of such class or of any other class.
     8. Consolidation, Subdivision, Cancellation and Reduction of Share Capital.
          8.1 The Company may, from time to time, by resolution of the shareholders (subject, however, to the provisions of Articles 5.3, 5.4, 5.6 and 7.1.1-7.1.3 of these Articles and to applicable law):
               8.1.1 consolidate and divide all or any part of its issued or unissued authorized share capital into shares of a per share nominal value that is greater than the per share nominal value of its existing shares;
               8.1.2 subdivide its shares (issued or unissued) or any of them into shares of lesser nominal value than is fixed by these Articles (subject, however, to the provisions of the Companies Law);
               8.1.3 cancel any shares that, at the date of the adoption of such resolution, have not been purchased or subscribed for, and decrease the amount of its share capital by the amount of the shares so canceled; or

               8.1.4 reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.
          8.2 With respect to any consolidation of issued shares into shares of a greater nominal value per share, and with respect to any other action that may result in fractional shares, the Board of Directors may settle any dispute that may arise with regard thereto as it deems fit, and in connection with any such consolidation or other action that may result in fractional shares may, without limitation:
               8.2.1 determine, as to any holder of shares so consolidated, which issued shares shall be consolidated into a share of a greater nominal value per share;
               8.2.2 allot, in contemplation of or subsequent to such consolidation or other action, shares or fractional shares sufficient to preclude or remove fractional share holdings;
               8.2.3 redeem, in the case of redeemable preference shares and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; or
               8.2.4 cause the transfer of fractional shares by certain shareholders of the Company to other shareholders of the Company so as most expediently to preclude or remove any fractional share holdings, and cause the transferees of such fractional shares to pay the transferors of such fractional shares the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purpose of implementing the provisions of this Article 8.2.4.
SHARES
9.	Issuance of Share Certificates: Replacement Certificates; Replacement of Lost Certificates.
          9.1 Share certificates shall be issued under the corporate seal of the Company (or facsimile thereof) and shall bear the signature (or facsimile thereof) of one Director or of any other person or persons authorized by the Board of Directors.
          9.2 Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.
          9.3 A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Shareholders Register in respect of such co-ownership.
          9.4 A share certificate that has been defaced, lost or destroyed may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

     10. Registered Holder.
     Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.
     11. Allotment of Shares.
          11.1 The unissued shares from time to time shall be under the control of the Board of Directors.
          11.2 Subject to Article 5.6, the Board of Directors shall have the power to allot, issue or otherwise dispose of shares to such persons, at such times, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 13 hereof), and either at par, at a premium or, subject to the provisions of the Companies Law, at a discount or with payment of commission, all as the Board of Directors deems fit. Subject to Article 5.6, the Board of Directors shall also have the power to give any person the option to acquire from the Company any shares, either at nominal value, at a premium or, subject to the provisions of the Companies Law, at a discount or with payment of commission, for such period and for such consideration as the Board of Directors deems fit.
     12. Payment in Installments.
     If, pursuant to the terms of allotment or issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.
     13. Calls on Shares.
          13.1 The Board of Directors may, from time to time, as it in its discretion deems fit, make calls for payment upon shareholders in respect of any sum that has not been paid up in respect of shares held by such shareholders and which is not, pursuant to the terms of allotment or issuance of such shares or otherwise, payable at a fixed time. Each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may subsequently be extended or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice referred to below), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares of the shareholder making payment in respect of which such call was made.
          13.2 Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than 14 days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment of such call or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.
          13.3 If pursuant to the terms of allotment or issuance of a share, or otherwise, an amount is made payable at a fixed time (whether on account of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with subarticles 13.1 and 13.2 of this Article 13, and the provisions of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount (and the non-payment thereof).
          13.4 Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.
          13.5 Any amount called for payment that is not paid when due shall bear interest from the date fixed for payment until actual payment, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel) and payable at such time(s) as the Board of Directors may prescribe.
          13.6 Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amounts and times for payment and of calls for payment in respect of such shares.
     14. Prepayment.
     With the consent of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.
     15. Forfeiture and Surrender.
          15.1 If any shareholder fails to pay an amount payable by virtue of a call, or interest thereon as provided for in accordance with these Articles, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount or any portion thereof remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including without limitation attorneys’ fees and costs of legal proceedings, shall be added to, and shall for all purposes (including the accrual of interest thereon) constitute a part of the amount payable to the Company in respect of such call.
          15.2 Upon the adoption of a resolution as to the forfeiture of a shareholder’s share, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than 14 days after the date such notice is given and which may be extended by the Board of Directors), such shares shall ipso facto be forfeited; provided, however, that prior to such date the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.
          15.3 Without derogating from Articles 55 and 60 of these Articles, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.
          15.4 The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.
          15.5 Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors deems fit.
          15.6 Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall nonetheless be liable to pay and shall promptly pay, to the Company all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment at the rate prescribed in Article 13.5 above, and the Board of Directors, in its discretion, may enforce the payment of such moneys or any part thereof. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another.
          15.7 The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.
     16. Lien.
          16.1 Except to the extent that the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and obligations to the Company arising from any amount payable by such shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or obligation has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of any lien existing on such shares immediately prior to such transfer.
          16.2 The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or obligation giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or obligation has not been satisfied within 14 days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

          16.3 The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or obligations of such shareholder in respect of such share (whether or not the same have matured), and any residue shall be paid to the shareholder, his executors, administrators or assigns.
     17. Sale After Forfeiture or Surrender or in Enforcement of Lien
     Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Shareholders Register in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings or to the application of the proceeds of such sale, and after his name has been entered in the Shareholders Register in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.
     18. Redeemable Shares.
          18.1 The Company may, subject to applicable law, issue redeemable shares and redeem the same on such terms and conditions as it shall determine.
          18.2 The Series D Redeemable Preferred Shares shall be redeemable under the terms and conditions provided in Article 5.7 above.
TRANSFER OF SHARES
     19. [Reserved.]
     20. Registration of Transfer.
          20.1 No transfer of shares shall be registered unless there has been compliance with the procedures set forth in any agreement regarding the transfer of shares to which the Company is party, and a proper writing or instrument of transfer (in any customary form or any other form reasonably satisfactory to the Board of Directors) has been submitted to the Company or its transfer agent, together with share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Shareholders Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof.
          20.2 The Board of Directors may, to the extent it deems necessary in its discretion, close the Shareholders Register for registrations of transfers of shares during any year for one period, not to exceed two weeks, determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Shareholders Register is so closed.
     21. Record Date for Notices of General Meetings. Despite any contrary provision of these Articles but subject to the provisions of Article 5.3.8, the Board of Directors may fix a date, not exceeding 90 days prior to the date of any General Meeting, as the date as of which shareholders entitled to notice of and to vote at such meeting shall be determined, and only those persons who were holders of record of voting shares on such date shall be entitled to notice of and to vote at such meeting.
TRANSMISSION OF SHARES
     22. Decedent’s Shares.
          22.1 In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 22.2 of these Articles have been effectively invoked.
          22.2 Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient), shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.
     23. Receivers and Liquidators.
          23.1 The Company may recognize any receiver, liquidator or similar official appointed to wind up, dissolve or otherwise liquidate a corporate shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a shareholder or its properties, as being entitled to the shares registered in the name of such shareholder.
          23.2 Such receiver, liquidator or similar official appointed to wind up, dissolve or otherwise liquidate a corporate shareholder, and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a shareholder or its properties, upon producing such evidence as the Board of Directors may deem sufficient as to his authority to act in such capacity or under this Article, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer contained in these Articles, transfer such shares.
GENERAL MEETINGS
     24. Annual General Meeting.
          24.1 An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than 15 months after the last preceding Annual General Meeting) and at such place, either within or without the State of Israel, as may be determined by the Board of Directors.
     25. Extraordinary General Meeting.
     All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings.” The Board of Directors may, whenever it thinks fit, convene an Extraordinary

General Meeting, at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obligated to do so upon a request in writing in accordance with Sections 63 or 64 of the Companies Law.
     26. Notice of General Meetings; Omission to Give Notice.
          26.1 Not less than ten (10) days prior notice shall be given of every General Meeting; provided. Each such notice shall specify the place and the date and hour of the meeting and the general nature of each item to be acted upon at the meeting, said notice to be given to all shareholders who are entitled to attend and vote at such meeting.
          26.2 A resolution may be proposed and adopted at a meeting even though the notice prescribed in this Article has not been given, subject to the consent of all of the shareholders entitled to vote thereon.
          26.3 The accidental omission to give notice of a meeting to any shareholder, or the non-receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.
PROCEEDINGS AT GENERAL MEETINGS
     27. Quorum.
          27.1 No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.
          27.2 In the absence of contrary provisions in these Articles, two or more shareholders (not in default in payment of any sum referred to in Article 33.1 of these Articles), present in person or by proxy and holding in the aggregate at least 50% of the outstanding voting power of the Company shall constitute a quorum of General Meetings.
          27.3 If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon request under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall be adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting (other than an adjourned separate meeting of a particular class of shares as referred to in Article 7 of these Articles), any two shareholders (not in default as aforesaid) present in person or by proxy shall constitute a quorum.
     28. Chairman.
     The Chairman, if any, of the Board of Directors shall preside at every General Meeting of the Company. If at any meeting the Chairman is not present within 15 minutes after the time fixed for holding the meeting or is unwilling to take the chair, the Co-Chairman shall preside at the meeting. If at any such meeting both the Chairman and Co-Chairman are not present or are not willing to take the chair, the shareholders present shall choose someone of their number to be the chairman of such meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote, except as provided in Article 49 hereof (without derogating, however, from the right of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).
     29. Adoption of Resolutions at General Meetings.
          29.1 Unless otherwise specifically provided in these Articles or under the Companies Law, all resolutions submitted to the shareholders shall be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.
          29.2 Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the vote on a proposed resolution or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand of a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuation of the meeting for the transaction of business other than the question on which the written ballot has been demanded.
          29.3 A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or defeated, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.
          29.4 Shareholders may participate in a general meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.
     30. Resolutions in Writing.
     A resolution in writing signed by all shareholders of the Company then entitled to attend and vote at General Meetings or to which all such shareholders have given their written consent (by letter, telegram, telex, facsimile, email or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.
     31. Power to Adjourn.
     The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. It shall not be necessary to give any notice of an adjournment, whether pursuant to Article 27.3 or this Article 31, unless the meeting is adjourned for thirty (30) days or more in which event notice thereof shall be given in the manner required for the meeting as originally called.
     32. Voting Power.
     Subject to the provisions of Article 33.1 and Article 5.5 and subject to any provisions of these Articles conferring special rights as to voting, or restricting the right to vote, every shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means. Any provision of these Articles to the contrary not withstanding, each Ordinary Share resulting from the conversion of a Series A-2 Preferred Share or Series B-2 Preferred will not have any voting rights in the Company until (a) the transfer of such share to a bona fide purchaser unaffiliated with the transferor or (b) the Company’s initial public offering, in each case unless within 30 days following such event, written notice to the contrary is given from the purchaser or holder to the Company.
     33. Voting Rights.
          33.1 No shareholders shall be entitled to vote at any General Meeting (or be counted as part of the quorum) unless all calls then payable by him in respect of his shares in the Company have been paid, but this Article 33.1 shall not apply to separate General Meetings of the holders of a particular class of shares pursuant to Articles 7.1.1, 7.1.2 and 7.1.3.
          33.2 A company or other corporate body being a shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to authorize or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power that the latter could have exercised if it were a natural person. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.
          33.3 Any shareholder entitled to vote may vote either in person or by proxy (who need not be a shareholder of the Company), or if the shareholder is a company or other corporate body by a representative authorized pursuant to Article 33.2.
          33.4 If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purposes of this Article 33.4, seniority shall be determined by the order of registration of the joint holders in the Shareholders Register.
PROXIES
     34. Instrument of Appointment.
          34.1 An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I [Name of Shareholder] of [Address of Shareholder] being a shareholder of Mellanox Technologies, Ltd. hereby appoint [Name of Proxy] of [Address of Proxy] as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of ___ and at any adjournment(s) thereof.
Signed this ___ day of ___,
[Signature of Appointor]”
or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor or such person’s duly authorized attorney or, if such appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).
          34.2 The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its principal place of business or at the offices of its registrar or transfer agent, or at such place as the Board of Directors may specify) not less than 24 hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.
     35. Effect of Death of Appointor or Transfer of Share or Revocation of Appointment.
          35.1 A vote cast in accordance with an instrument appointing a proxy shall be valid despite the prior death or bankruptcy of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairman of such meeting prior to such vote being cast.
          35.2 An instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairman, subsequent to receipt by the Company of such instrument, of written notice signed by the person who signed such instrument or by the shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 34.2 for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 34.2 of these Articles, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairman of such meeting of written notice from such shareholder of the revocation of such appointment, or if and when such shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid despite the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 35.2 at or prior to the time such vote was cast.
BOARD OF DIRECTORS

     36. Powers of Board of Directors.
          36.1 General.
     The management of the business of the Company shall be vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not required by law or these Articles to be done by the Company by action of its shareholders at a General Meeting. The authority conferred on the Board of Directors by this Article 36 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company by action of its shareholders at a General Meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors that would have been valid if such regulation or resolution had not been adopted.
          36.2 Borrowing Power.
     Subject to Article 5.6, the Board of Directors may from time to time, at its discretion, cause the Company to borrow or guaranty the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions as it deems fit, and in particular by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges or other security interest on the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.
          36.3 Reserves.
     The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) that the Board of Directors, in its absolute discretion, shall deem fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.
     37. Exercise of Powers of Board of Directors.
          37.1 A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.
          37.2 A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voted thereon.
          37.3 A resolution in writing signed by all of the Directors then in office and lawfully entitled to vote thereon or to which all of the Directors have given their written consent (by letter, telegram, telex, facsimile or otherwise) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.
          37.4 In each case of a tie vote on the Board of Directors of the Company, the matter as to which no decision was reached shall be brought for debate to a general assembly of the shareholders of the Company.
     38. Delegation of Powers.
          38.1 The Board of Directors may, subject to Section 112 of the Companies Law, delegate any or all of its powers to committees, each consisting of one or more persons who are Directors, and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee so formed (in these Articles referred to as a “Committee of the Board of Directors”) shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions of these Articles that regulate the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.
          38.2 Without derogating from the provisions of Article 51, the Board of Directors may from time to time appoint a Secretary for the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it deems fit.
          38.3 The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.
     39. Number of Directors.
          39.1 Except as otherwise required by subarticles 5.6.2.1 and 5.6.3.1, the number of members of the Board of Directors of the Company shall be determined by an Ordinary Resolution of the general assembly of the shareholders of the Company. For so long as the general assembly has not resolved differently, the number of directors shall be seven.
          39.2 The members of the Board of Directors shall be elected as follows:
               39.2.1 The holders of a majority of the Ordinary Shares shall be entitled to appoint, replace or remove one (1) member of the Board of Directors (the “Ordinary Directors”).

               39.2.2 The holders of a majority of the outstanding Series A-1 Preferred (the “Series A-1 Majority”) shall be entitled to appoint, replace or remove two (2) members of the Company’s Board of Directors (the “Series A-1 Directors”). The right of the Series A-1 Majority to appoint the Series A-1 Directors shall terminate upon the earlier of (a) such time as the original purchasers of Series A-1 Preferred Shares hold less than 50% of the Series A-1 Preferred Shares originally purchased by them and (b) immediately prior to the consummation of a Qualified IPO.
               39.2.3 The holders of a majority of the outstanding Series B-1 Preferred (the “Series B-1 Majority”) shall be entitled to appoint, replace or remove one (1) member of the Company’s Board of Directors (the “Series B-1 Director”). The right of the Series B-1 Majority to appoint the Series B-1 Director shall terminate upon the earlier of (a) such time as the original purchasers of Series B-1 Preferred Shares hold less than 50% of the Series B-1 Preferred Shares originally purchased by them and (b) immediately prior to the consummation of a Qualified IPO.
               39.2.4 The holders of a majority of the outstanding Series D Redeemable Preferred (the “Series D Majority”) shall be entitled to appoint, replace or remove one (1) member of the Company’s Board of Directors (the “Series D Director”). The right of the Series D Majority to appoint the Series D Director shall terminate upon the earlier of (a) such time as the original purchasers of Series D Redeemable Preferred Shares hold less than 50% of the Series D Redeemable Preferred Shares originally purchased by them and (b) immediately prior to the consummation of a Qualified IPO.
               39.2.5 The holders of a majority of the outstanding Ordinary Shares and Series A-1 Preferred, Series B-1 Preferred and Series D Redeemable Preferred, voting together, shall be entitled to appoint, replace or remove one (1) member of the Company’s Board of Directors, who shall be mutually acceptable to the holders of the outstanding Ordinary Shares and Series A-1 Preferred, Series B-1 Preferred and Series D Redeemable Preferred as an industry director.
               39.2.6 The Chief Executive Officer of the Company shall be a member of the Board of Directors.
     40. Appointment and Removal of Directors.
          40.1 Except as otherwise provided in these Articles, directors shall not be elected but shall be appointed.
          40.2 The appointment or removal of a Director shall be effected by the delivery of a notice to the Company at its principal office, signed by the holders of the shares entitled to effect such appointment or removal. Any appointment or removal shall become effective on the date fixed in the notice or upon delivery of the notice to the Company, whichever is later.
     41. Qualification of Directors.
     No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.
     42. Continuing Directors in the Event of Vacancies.

     Subject to Article 39, in the event of one or more vacancies in the Board of Directors, the remaining Directors may continue to act in every matter and, pending the filling of any vacancy pursuant to the provisions of Article 40, may appoint Directors to fill any such vacancy temporarily (such temporarily appointed Director being automatically deemed to be removed from the Board upon the appointment of a Director to fill the previous vacancy in accordance with Article 40); provided, however, that if they number less than a majority of the number provided for pursuant to Article 39 of these Articles, they may act only in an emergency or to fill the office of Director that has become vacant up to the minimum number or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 39 are in office as a result of such meeting.
     43. Vacation of Office.
          43.1 The office of a Director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) such Director’s death, (ii) such Director is convicted of a crime as described in Section 232 of the Companies Law, (iii) such Director is removed by a court of law in accordance with Section 233 or the Companies Law, (iv) such Director becomes legally incompetent, (v) if such Director an individual, such Director is declared bankrupt, or (vi) if such Director is a corporate entity, upon its winding-up liquidation, whether voluntary or involuntary.
          43.2 The office of a Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein or upon the delivery to the Company, whichever is later.
     44. Remuneration of Directors.
     A Director shall be paid remuneration by the Company for his services as a Director, to the extent such remuneration shall have been approved by a General Meeting of the Company and pursuant to the provisions of the Companies Law.
     45. Conflict of Interests.
     Subject to the provisions of the Companies Law, no Director shall be disqualified by virtue of his office from holding any office or relationship of profit with the Company or with any company in which the Company shall be a shareholder or have another interest, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall in any way be interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or relationship of profit or realized from such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his interest then exists, or in any other case no later than the first meeting of the Board of Directors after the acquisition of his interest.
     46. Alternate Directors.

          46.1 Any party or parties entitled to elect a director pursuant to Article 39 may, by written notice to the Company given in the manner set forth in Article 46.2 below, appoint any individual (who is not then a member of the Board of Directors) as an alternate for such director (in these Articles referred to as an “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by it whose office has been vacated for any reason. Unless the appointing party or parties, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for all purposes, and for a period of time up to a maximum of one year from the date of appointment.
          46.2 Any notice to the Company pursuant to Article 46.1 shall be given in person to, or by sending the same by mail to the attention of, the General Manager of the Company at the principal office of the Company or to such other person or place as the Board of Directors shall have determined for such purpose, and shall become effective on the date fixed therein, or upon the receipt thereof by the Company at the place specified above, whichever is later.
          46.3 An Alternate Director shall have all the rights and obligations of the Director for whom the substitute is appointed; provided, however, that (i) he may not in turn appoint an alternate for himself (unless the instrument appointing him expressly provides otherwise), (ii) an Alternate Director shall have no standing at any meeting of the Board of Directors or any Committee of the Board of Directors while the Director for whom the substitute is appointed is present, and (iii) the Alternate Director is not entitled to remuneration.
          46.4 Any natural person may act as an Alternate Director. One person may not act as Alternate Director for more than one Director, and a person serving as a director of the Company may not act as an Alternate Director.
          46.5 The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 43, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.
PROCEEDINGS OF THE BOARD OF DIRECTORS
     47. Meetings.
          47.1 The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors deem fit.
          47.2 Any two (2) Directors may at any time, and the Chairman of the Board of Directors upon the request of any Director shall, convene a meeting of the Board of Directors, but not less than 3 days’ notice shall be given of any meeting so convened. Notice of any such meeting may be given in writing or by mail, telex, telegram or facsimile. Despite anything to the contrary in these Articles, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened despite such defective notice if such failure or defect is waived prior to action being taken at such meeting by all Directors entitled to participate in such meeting to whom notice was not duly given.

          47.3 Directors may attend any meeting via telephone so long as all may hear and be heard.
     48. Quorum.
     Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by telephone conference of a majority of the number of Directors fixed pursuant to Article 39. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by telephone conference) when the meeting proceeds to business.
     49. Chairman of the Board of Directors.
     A director appointed by holders of a majority of the Board of Directors shall be appointed the Chairman of the Board of Directors. The Chairman of the Board of Directors shall have a tie-breaking vote on the Board in the event any vote of the Board ends in a tie. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting the Chairman is not present within 30 minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the Directors appointed by the holders of a majority of the Board of Directors who are present shall choose someone of their number to be chairman of such meeting.
     50. Validity of Acts Despite Defects.
     All acts done bona fide at any meeting of the Board of Directors, or of a committee of the Board of Directors, or by any person(s) acting as Director(s), shall, even if it is subsequently discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.
GENERAL MANAGER
     51. General Manager.
     The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager or Managers, and may confer upon such person(s), and from time to time modify or revoke, such title(s) and such duties and authorities as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Unless otherwise determined by the Board of Directors, the General Manager shall have authority with respect to management of the Company in the ordinary course of business. Such appointment(s) shall be limited to a term of one year, subject to the provisions of the Companies Law and of any contract between any such person, and the Company shall fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place.
MINUTES
     52. Minutes.

          52.1 Minutes of each General Meeting, of each meeting of the Board of Directors and of each meeting of a Committee of the Board of Directors shall be recorded and duly entered in books provided for that purpose, and shall be held by the Company at its principal office or such other place as shall be determined by the Board of Directors. Such minutes shall, in all events, set forth the name of the persons present at the meeting and all resolutions adopted at the meeting.
          52.2 Any such minutes, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.
DIVIDENDS
     53. Declaration of Dividends.
     Subject to Articles 5.1 and 5.6, the Board of Directors may from time to time declare, and cause the Company to pay, such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company. The final dividend in respect of any fiscal period shall be proposed by the Board of Directors and shall be payable only after the same has been approved by a resolution of the Company, but no such resolution shall provide for the payment of an amount exceeding that proposed by the Board of Directors for the payment of such final dividend, and no such resolution or any failure to approve a final dividend shall affect any interim dividend previously declared and paid. The Board of Directors shall determine the time for payment of such dividends, both interim and final, and the record date for determining the shareholders entitled thereto.
     54. Funds Available for Payment of Dividends.
     No dividend shall be paid otherwise than out of the profits of the Company.
     55. Amount Payable by Way of Dividends.
     Subject to the rights of the holders of shares as to dividends, any dividend paid by the Company shall be allocated among the shareholders entitled thereto in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which such dividend is being paid without taking into account the premium paid up for the shares. The amount paid up on account of a share that has not yet been called for payment or fallen due for payment and upon which the Company pays interest to the shareholder shall not be deemed, for the purposes of this Article, to be a sum paid on account of the share.
     56. Interest.
     No dividend shall carry interest as against the Company.
     57. Payment in Specie.
     Upon the recommendation of the Board of Directors approved by a resolution of the Company’s shareholders, the Company (i) may cause any moneys, investments or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund or to the credit of a reserve fund for the redemption of capital, or in the control of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the basis that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company that shall be distributed accordingly, in payment, in whole or in part, of the uncalled liability on any issued shares or debentures or debenture stock; and (ii) may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their interest in the said capitalized sum.
     58. Implementation of Powers under Article 57.
     For the purpose of giving full effect to any resolution under Article 57 hereof, the Board of Directors may settle any difficulty that may arise in regard to the distribution as it deems expedient, and in particular may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the basis of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debentures stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.
     59. Dividends on Unpaid Shares.
     Without derogating from Article 55, the Board of Directors may give an instruction that shall prevent the distribution of a dividend to the holders of shares on which the full nominal amount has not been paid up.
     60. Retention of Dividends.
          60.1 The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities or obligations in respect of which the lien exists.
          60.2 The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 22 and 23, entitled to become a shareholder, or which any person is, under such Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.
     61. Unclaimed Dividends.
     All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Board of Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof. The principal (and only the principal) of an unclaimed dividend or such other moneys shall be, if claimed, paid to a person entitled thereto.

     62. Mechanics of Payment.
     Any dividend or other moneys payable in cash in respect of a share may be paid by check or draft sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to the joint holder whose name is registered first in the Shareholders Register or his bank account or the person whom the Company may then recognize as the owner thereof or entitled thereto under Article 22 or 23 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct. Every such check or draft shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or draft by the bank upon which it is drawn shall be a good discharge to the Company.
     63. Receipt from a Joint Holder.
     If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.
ACCOUNTS
     64. Books of Account.
     The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law. Such books of account shall be kept at the principal office of the Company, or at such other place or places as the Board of Directors may deem fit, and they shall always be open to inspection by all Directors. Such books of account and other corporate documents and records shall also be open to inspection by the shareholders and by auditors appointed by the shareholders, provided that such shareholders and auditors shall enter into confidentiality undertakings reasonably satisfactory to the Board of Directors.
     65. Audit.
     At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.
     66. Auditors.
     The appointment, authorities, rights and duties of the auditor(s) of the Company shall be regulated by applicable law; provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the shareholders in General Meeting may, by Ordinary Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Ordinary Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).
BRANCH REGISTERS
     67. Branch Registers.
     Subject to and in accordance with the provisions of Section 138 and 139 of the Companies Law and to all regulations promulgated and orders issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may deem fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may deem fit in connection with the maintenance of such branch registers.
AUDIT COMMITTEE
     68. Audit Committee.
          68.1 The Board of Directors may appoint an Audit Committee that shall be composed of three members of the Company’s Board of Directors, and which, at the time the Company conducts an initial public offering of its securities, shall meet the qualifications established in 115 of the Companies Law (the “Audit Committee”).
          68.2 The Audit Committee shall have the authority specified by the Board of Directors in the resolution establishing the Audit Committee.
          68.3 Approval by the majority of the members of the Audit Committee shall be deemed approval of the Audit Committee for the purposes of this Article.
          68.4 The Audit Committee shall meet upon receiving prior written notice of 7 days from the Board of Directors of the convening of a meeting. Such prior written notice shall contain details of the action in respect of which the meeting will be convened.
COMPENSATION COMMITTEE
     69. Compensation Committee.
          69.1 The Board of Directors may appoint a Compensation Committee that shall be composed of three members of the Company’s Board of Directors (the “Compensation Committee”).
          69.2 The Compensation Committee shall have the authority specified by the Board of Directors in the resolution establishing the Compensation Committee.
          69.3 Approval by the majority of the members of the Compensation Committee shall be deemed approval of the Compensation Committee for the purposes of this Article.

          69.4 The Compensation Committee shall meet upon receiving prior written notice of 7 days from the Board of Directors of the convening of a meeting. Such prior written notice shall contain details of the action in respect of which the meeting will be convened.
INDEMNITY AND INSURANCE
     70. Exemption From Duty Of Care
     Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Board of Directors may resolve in advance to exempt an Office Holder from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company.
          70.1 Indemnification
               70.1.1 Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify or enter into an agreement to indemnify in the future any “Office Holder” (as such term is defined in the Companies Law) to the fullest extent permitted by the Companies Law.
               70.1.2 Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Board of Directors may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:
                    70.1.2.1 a monetary liability imposed on an Office Holder pursuant to a judgment in favor of another person, including a judgment imposed on such Office Holder in a compromise or in an arbitration decision that was approved by a court of law; and
                    70.1.2.2 reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company or by another on behalf of the Company, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent.
                    70.1.3 Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Board of Directors may resolve in advance to indemnify the Company’s Office Holders for those liabilities and expenses described in subarticle 70.2.2.2, provided that (i) in the opinion of the Board of Directors such liabilities and expenses can be foreseen at the time the undertaking to indemnify is provided, and (ii) the Board of Directors shall set a reasonable limit to the amounts for such indemnification under the circumstances.
          70.2 Insurance

               70.2.1 Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure an Office Holder for any liability that may be imposed on such Office Holder in connection with an act performed by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company, with respect to each of the following:
                    70.2.1.1 violation of the duty of care of the Office Holder towards the Company or towards another person;
                    70.2.1.2 breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that the action in question was in the best interests of the Company; and
                    70.2.1.3 a financial obligation imposed on the Office Holder for the benefit of another person.
               70.2.2 Articles 70.1, 70.2 and 70.3.1 shall not apply under any of the following circumstances:
                    70.2.2.1 a breach of an Office Holder’s fiduciary duty, in which the Office Holder did not act in good faith and with reasonable grounds to assume that the action in question was in the best interest of the Company;
                    70.2.2.2 a grossly negligent or intentional violation of an Office Holder’s duty of care;
                    70.2.2.3 an intentional action by an Office Holder in which such Office Holder intended to reap a personal gain illegally; and
                    70.2.2.4 a fine or ransom levied on an Office Holder.
               70.2.3 The Company may procure insurance for or indemnify any person who is not an Office Holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and the Companies Law.
WINDING UP
     71. Winding Up.
     If the Company is wound up, then subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the shareholders shall be distributed to them in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made.
RIGHTS OF SIGNATURE, STAMP AND SEAL
     72. Rights of Signature, Stamp and Seal.

          72.1 The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature(s) of such person(s) on behalf of the Company shall bind the Company to the extent such person acted and signed within the scope of his or their authority.
          72.2 The Board of Directors may provide for a seal. If the Board of Directors so provides, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board of Directors and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.
NOTICES
     73. Notices.
          73.1 Any written notice or other document (including notices required under Article 5 hereto) may be served by the Company upon any shareholder either personally or by sending it by prepaid mail (airmail if sent internationally) addressed to such shareholder at his address as it appears in the Shareholders Register or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its principal office. Any such notice or other document shall be deemed to have been served when actually tendered if hand delivered, or 48 hours (7 business days if sent internationally) after it has been posted (or when actually received by the addressee if sooner). Notice sent by telegram, telex, facsimile or electronic mail shall be deemed to have been served when actually received by the addressee. A notice that is defectively addressed or that otherwise fails to comply with the provisions of this Article 73.1 shall nevertheless be deemed to have been served if and when actually received by the addressee.
          73.2 All notices to be given to the shareholders shall, with respect to any share to which such persons are jointly entitled, be given to whichever of such persons is named first in the Shareholders Register, and any notice so given shall be sufficient notice to all the holders of such share.
          73.3 Any shareholder whose address is not listed in the Shareholders Register, and who shall not have designated in writing an address for the delivery of notices, shall not be entitled to receive any notice from the Company.